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                                                                    Exhibit 99.1


THE LOEWEN GROUP INC.
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(TSE:  LWN)                                                                NEWS

Media Contact:    James Hoggan & Associates Inc.
                  Trace Acres or Anna Wright
                  (604) 739-7500 local 255 or 261
                  Email tacres@hoggan.com
                  Email awright@hoggan.com

Investor Contact:          (800) 347-7010

                              FOR IMMEDIATE RELEASE

                  THE LOEWEN GROUP FILES PLAN OF REORGANIZATION

                - ENTERS FINAL STAGE OF CHAPTER 11/CCAA PROCESS

                    - KEY NEW BUSINESS INITIATIVES COMPLETED
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VANCOUVER, BC - November 14, 2000 - THE LOEWEN GROUP INC. (TSE: LWN), today announced that it has filed a plan of reorganization and disclosure statement for itself and numerous subsidiaries with the U.S. Bankruptcy Court for the District of Delaware.

THE REORGANIZATION PLAN
The plan contemplates that the parent corporation for the reorganized group of companies will be a Delaware corporation. The reorganized parent corporation will issue and distribute to creditors new Common Shares, which will be publicly traded. The plan also provides for distributions of cash and/or new debt securities to certain creditors.

The plan and disclosure statement describe the proposed structure and business operations of the reorganized company, and provide a proposed schedule of creditor recoveries. The plan treats the Company's bank credit agreements, Series D, E, 1, 2, 3, 4, 5, 6, 7 Senior Notes, and the Passthrough Asset Trust Securities as secured debt under the Collateral Trust Agreement, entitled to, on a pari passu basis, the benefits of the collateral held by the collateral trustee. The plan does not provide for any distribution of value to common and preferred shareholders.

The plan and the disclosure statement will be subject to approval by the Bankruptcy Court, and the plan will be subject to a vote by certain classes of creditors. Upon receiving final court approval for a plan of reorganization, the Company will emerge from Chapter 11/CCAA protection. The Company anticipates that certain creditors of the Company are likely to challenge the proposed plan.

Commenting on the filing, John S. Lacey, Chairman of Loewen, said: "On June 1, 1999 - less than 18 months ago - Loewen and a number of its subsidiaries in the United States and Canada


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filed for creditor protection pursuant to the provisions of Chapter 11 of the
U.S. Bankruptcy Code, and the Companies Creditors' Arrangement Act in Canada. We understand that this cross-border filing was the most complex filing of its kind in North American corporate history. From the outset, the goal of the Company has been to stay focused on serving our customers while developing a plan of reorganization.

"The Company took the initiative in seeking to have established a unique cross-border protocol between the United States and Canadian Bankruptcy Courts. This protocol has been highly successful in moving this complex reorganization case towards an earlier than usual filing of a reorganization plan."

Mr. Lacey added: "The filing of our emergence plan is a major and positive milestone for this Company. The plan calls for a `new Loewen' re-engineered with the goal of becoming a superior operating company and a leader in the fields of funeral and cemetery service. The steady improvements in our core operations over the past months reflect the success of key changes we have made and how well our people have performed under challenging circumstances."

BUSINESS INITIATIVES
Mr. Lacey stated that: "in addition to completing a plan of reorganization, an equally important priority for the Company over the past year and a half has been a complete review of all aspects of how Loewen does its business, with the goal of both bottom line and consumer service improvements. Major changes have been made and further key initiatives are in progress. Already completed have been: a complete restructuring of Loewen's field organization; the establishment of new market management teams; a re-design of product offerings; improvements to the timeliness and effectiveness of Loewen's financial reporting systems; and significant reductions in general and administrative expenses.

"Key initiatives in progress include: a re-engineering of Loewen's administrative processes; consolidation of Loewen's administrative offices; completion of a plan to simplify Loewen's corporate and subsidiary structure; major investments in information technology; modernization of the marketing and purchasing functions; further reductions in administrative expenses; a disposition process for locations that do not fit within Loewen's new business plan; and development of a growth platform for the future."

Mr. Lacey concluded: "Looking back over the past months, I am impressed by the way in which Loewen's employees have embraced change and have committed themselves to reinventing our business. I wish to personally thank our CEO, Paul Houston, the management team and all of our people for a job well done. We can all now look forward to the challenges and excitement following emergence and to taking a leadership role in our industry.

"We recognize that certain creditors may wish to challenge aspects of the plan related to the treatment of Loewen's collateral trust agreement debt as pari passu but we are hopeful that the plan confirmation process will proceed expeditiously so that the `new Loewen' may at the earliest practical opportunity emerge from Chapter 11/CCAA and commence normal day-to-day operations."

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Today, the Company is filing a Form 8-K with the Securities and Exchange
Commission. Copies of the plan and disclosure statement are exhibits to this Form 8-K. The form 8-K and these exhibits are available on the Commission's Internet site located at http://www.sec.gov.




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Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumption regarding such performance and plans, are forward-looking in nature. Actual results could differ from those described in the forward looking statements due to a number of risk factors including uncertainty concerning the extent and outcome of challenges to the proposed plan; the timing and substance of court rulings with respect to the plan; the extent to which the Company is successful in implementing its business plan; and general economic, regulatory and competitive conditions. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.